Berkshire Hills Provides Updated Guidance for Second Quarter 2013

Pittsfield, MA – July 22, 2013 - Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today announced that it expects to report core earnings of $0.48 per share for the second quarter of 2013, compared to $0.47 per share in the second quarter of 2012.  GAAP earnings are expected to be $0.48 per share for the second quarter of 2013, compared to $0.37 per share in 2012.

Second quarter 2013 expected core results are lower than management’s prior expectations and primarily related to the spike in long term interest rates in the second half of the quarter.  The company cited tightening mortgage origination volumes and margins, impacts on commercial loan and interest rate swap revenues and higher expenses due to the completion of integration and efficiency projects.

Berkshire’s CEO Michael Daly stated, “Our expected second quarter core results are an increase over the second quarter of 2012, but lower than our guidance.   We are initiating course corrections to adjust to current conditions.  We continue to achieve our targets for double digit annualized commercial business loan growth while we pursue the long term benefits of our strategic positioning.  We will further address our plans during our upcoming scheduled conference call.”

Management’s guidance is subject to final accounting reviews. As previously announced, Berkshire will release full financial results for the second quarter on July 24, 2013 after the market closes followed by a conference call at 10 am EST on July 25, 2013.  At that time, management expects to provide further detail on second quarter results and future plans.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank – America's Most Exciting Bank®. The Company has approximately $5.2 billion in assets and 74 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.

FORWARD LOOKING STATEMENTS

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC's website at www.sec.gov. Berkshire does not undertake any obligation to update forward-looking statements.

INVESTOR CONTACT

Allison O'Rourke; VP, Investor Relations Officer; 413-236-3149

MEDIA CONTACT

Ray Smith; AVP, Marketing; 413-236-3756